UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2011

VAPOR CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-19001	84-1070932
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Griffin Road Dania Beach, Florida	33312
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 766-5351

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02—Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On August 11, 2011, the Board of Directors of Vapor Corp.(the “Company”), based on consultation with management, concluded that the Company’s consolidated audited financial statements for the fiscal years ended December 31, 2010 and 2009 and the unaudited interim consolidated financial statements for the quarters ended March 31, 2011, September 30, 2010, June 30, 2010 and March 31, 2010, each as previously filed with the Securities and Exchange Commission (“SEC”), should no longer be relied upon because the Company failed to record share-based compensation expense for employee and non-employee stock options in accordance with ASC Topic 718, “Compensation-Stock Compensation. (“ASC Topic 18”)” and the Company failed to properly calculate the weighted average number of shares outstanding. In addition the deferred tax asset recorded in the unaudited interim consolidated financial statements for the quarter ended March 31, 2011 should have had a full valuation allowance recorded against it since management determined as of that date, it wasn’t more likely than not such benefit would be utilized.
The Company will restate the audited and unaudited consolidated financial statements identified above. The Company will file an amended Annual Report on Form 10-K for the fiscal years ended December 31, 2010 and December 31, 2009, amended Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, September 30, 2010, June 30, 2010 and March 31, 2010 to include such restated consolidated financial statements with the SEC as soon as practicable.
The estimated effects of the restatements to record share-based compensation expense for employee and non-employee stock options in accordance with ASC Topic 718 are as follows:
The Company expects that the total amount of stock option expense that will be recorded for the eighteen-month period of October 1, 2009 through March 31, 2011 will be approximately $1,200,000. The Company expects that the stock option expense for the year ended December 31, 2010 and 2009 will be approximately $902,000 and $289,000, or $0.02 and $0.00 per basic and diluted share, respectively. The Company expects that the stock option expense for the nine-month period ended September 30, 2010 and the six-month period ended June 30, 2010 will be approximately $893,000 and $595,000 or $0.01 and $0.01 per basic and diluted shares, respectively. The Company expects that the stock option expense for the quarters ended March 31, 2011, December 31, 2010, September 30, 2010, June 30, 2010, March 31, 2010, and December 31, 2009 will be approximately $9,000, $9,000, $298,000, $298,000, $298,000 and $289,000, respectively.
The Company expects the change in calculating the weighted average number of shares outstanding in each of the restated periods will not change the basic and diluted earnings (loss) per share in each of the restated periods.
The Company expects the income tax expense for the quarter ended March 31, 2011 will increase by approximately $92,000 as a result of providing a full valuation allowance against the deferred tax asset.
The Company believes that the restatements do not have an effect on the operations of the business. The Company believes that the effects of the Restatements did not affect the Company’s cash flows.

In addition to the financial statement impacts of this restatement, management acknowledges the implications of the misstatement on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 and 2009, as well as the quarters ended March 31, 2011, September 30, 2010, June 30, 2010 and March 31, 2010. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Based on the definition of “material weakness” in the Public Company Accounting Oversight Board’s Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with an Audit of Financial Statements,” the restatement of financial statements in prior filings with the SEC is a strong indicator of the existence of a “material weakness” in the design or operation of internal control over financial reporting. Accordingly, the Company has concluded that as of December 31, 2010 and 2009, a material weakness existed due to the fact that the Company did not maintain effective controls over its accounting for share-based compensation expense for employee and non-employee stock option in accordance with ASC Topic 718, its accounting for weighted average number of outstanding shares, and inadequate review of the valuation of deferred tax assets. In addition, the Company has concluded that its disclosure controls and procedures were ineffective at December 31, 2010 and 2009, March 31, 2011, September 30, 2010, June 30, 2010 and March 31, 2010 because of this material weakness. If not remediated, this material weakness could result in further misstatements of annual or interim consolidated financial statements.
The Company’s Board of Directors and management have discussed these matters disclosed in this Current Report on Form 10-Q with Marcum LLP, the Company’s current independent registered public accounting firm, and Paritz & Company, P.A., the Company’s prior independent registered public accounting firm.
As a result of the decision to restate such consolidated financial statements, the Company was informed by Paritz & Company, P.A. in a letter dated August 11, 2011 that it was withdrawing its audit report on the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Such withdrawal is required by the standards of the Public Company Accounting Oversight Board (U.S.).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

VAPOR CORP.
Date: August 11, 2011	By:	/s/ Kevin Frija
Kevin Frija
Title : President